Exhibit 10.10

BUSINESS COOPERATION AGREEMENT

BUSINESS COOPERATION AGREEMENT (this “Agreement”) dated as of July 20, 2011 between Qunar Cayman Islands Limited, a Cayman Islands exempted company (“Qunar”) and Baidu, Inc., a Cayman Islands exempted company (“Baidu”).

WITNESSETH:

WHEREAS, Qunar and Baidu Holdings Limited, a wholly-owned subsidiary of Baidu, are parties to an Ordinary Shares Purchase Agreement dated as of June 24, 2011 (the “Ordinary Shares Purchase Agreement”).

WHEREAS, in connection with the consummation of the transactions contemplated by the Ordinary Shares Purchase Agreement, the parties hereto desire to enter into this Agreement to define certain rights and obligations among them with respect to the coordination of business activities between Qunar and Baidu.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that Qunar and its Subsidiaries shall be deemed not to be Affiliates of Baidu, and vice versa.

“Aladdin Platform” means the “Aladdin” search engine optimization platform maintained on the Baidu Site, or any successor, derivation or replacement thereof.

“Baidu Map” means the “Baidu Map” geo-data platform maintained on the

Baidu Site, or any successor, derivation or replacement thereof.

“Baidu Site” means each website located at www.baidu.com and www.baidu.jp, including any successor URL or renamed site and any and all sub-domains or underlying paths thereof.

“Baidu User Data” means all data or content that is collected, developed or derived by Baidu regarding its users (whether obtained by Baidu directly from such users or through their access to or use of the Baidu Site or the Hao123 Site, or from third party sources), including Baidu logins, passwords or other user authentication information, user IDs and other data created, stored or submitted to Baidu by users via the Baidu Site or the Hao123 Site; provided that data derived from the Qunar Site shall not be treated as Baidu User Data.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hao123 Site” means the website owned by Baidu located at www.hao123.com, including any successor URL or renamed site and any and all sub-domains or underlying paths thereof.

“Initial Term” means the three-year period commencing on the date hereof. “Intellectual Property Rights” means all intellectual property and/or proprietary rights, including, without limitation, (i) trademarks, service marks, logos, slogans, brand names, domain names, certification marks, trade dress, trade names, words, symbols and other indications of origin and the goodwill associated therewith; (ii) original works of authorship, whether copyrightable or not, and all translations thereof, copyrights and any moral rights relating thereto; (iii) patents, patent applications, divisionals, continuations and continuations in part, utility models, industrial designs, inventors’ certificates, invention disclosures and inventions; (iv) know how and other confidential or non-public business information and trade secrets, including ideas, specifications, plans, proposals, technical data, methodologies, processes, development tools, techniques, innovations, diagrams, sketches, drawings, models and documentation; in each case, including all registrations of, applications to register, applications for, renewals or extensions of, and all claims and defenses relating to, each of the foregoing and (v) all rights in any agreements relating thereto, to the extent that any of the foregoing are recognized in any country or jurisdiction in the world.

“Package Tour Products” means package tour products which contain at least six tour elements; provided that (i) any trip by air, by train, by sea or by bus longer than 400 kilometers shall be counted as one element, (ii) any round trip of such nature shall be counted as two elements, (iii) one hotel room night shall be counted as one element and (iv) two hotel room nights shall be counted as two elements.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Government Entity.

“PRC” means the People’s Republic of China.

“Preferred Supplier Basis” means Baidu shall use Qunar Content on a preferred supplier basis and cause Qunar Content and a hyperlink to the Qunar Site to be the most prominently displayed search result, to the extent Qunar Content is equal or best in class compared to other commercial providers of such data according to a quantifiable and reproducible evaluation criteria provided by Baidu. Qunar will cause the Qunar Content to meet those criteria within a reasonable period.

“Qunar Content” means all content, whether originally produced by Qunar or under license from a third party, including any links, data or images, provided to Baidu for display on the Baidu Site or the Hao123 Site, excluding the content Qunar has no right to sublicense to any third party.

“Qunar Site” means the website located at www.qunar.com, including any successor URL or renamed site and any and all sub-domains or underlying paths thereof.

“Qunar User Data” means all data or content that is collected, developed or derived by Qunar regarding its users (whether obtained by Qunar directly from such users or through their access to or use of the Qunar Site, or from third party sources), including Qunar logins, passwords or other user authentication information, user IDs and other data created, stored or submitted to Qunar by users via the Qunar Site; provided that data derived from the Baidu Site or the Hao123 Site shall not be treated as Qunar User Data.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“US GAAP” means generally accepted accounting principles in the United States.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

References to any law are to that law as amended, modified or supplemented from time to time and references to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

COMMERCIAL COOPERATION

Section 2.01. Product Integration. As soon as practicable but no later than three (3) months after the date hereof, Baidu and Qunar shall use commercially reasonable efforts to integrate certain products and services on the terms set forth in this Section 2.01, and maintain such integration during the Initial Term, and in the event that such integration is not completed within such three-month period, the Initial Term shall be automatically extended for any additional period thereafter before which such integration is completed, in each case, for no charge or other additional consideration from either party, as follows:

(a) Baidu shall use Qunar Content as the sole source for all train ticket data displayed using the Aladdin Platform; provided that Baidu’s obligations pursuant to this Section 2.01(a) shall not apply to the extent Baidu informs Qunar that Qunar’s train ticket data is not equal or best in class compared to other commercial providers of such data according to a quantifiable and reproducible evaluation criteria provided by Baidu, and Qunar does not then cause its train ticket data to meet such criteria within a reasonable period.

(b) Baidu shall cause Qunar Content and a hyperlink to the Qunar Site to be the most prominently displayed search result delivered or displayed using the Aladdin Platform in response to user searches for airline tickets (or related information) or hotels; provided that this Section 2.01(b) shall not apply with respect to any user search which includes any trade or brand name of any travel services provider, airline or hotel. Baidu shall undertake that the display contemplated by this Section 2.01(b) will be to direct at least 60% of all traffic generated by user searches for airline tickets (or related information) or hotels using the Aladdin Platform (other than searches excluded pursuant to the foregoing proviso) to the Qunar Site.

(c) Baidu shall cause (i) a hyperlink to the Qunar Site to be displayed under the “Famous Website” category on the Hao123 Site and (ii) Qunar to rank in the top three websites under the “Travel Category” on the Hao123 Site.

(d) Baidu shall use Qunar Content on a non-exclusive Preferred Supplier Basis for specific hotel data (if available from Qunar) for display of any hotel information page made available on Baidu Map, including in respect of basic hotel information, reviews and user comments on hotels; provided that Baidu’s obligations pursuant to this Section 2.01(d) shall not apply to the extent Baidu informs Qunar that Qunar’s hotel data is not equal or best in class compared to other commercial providers of such data according to a quantifiable and reproducible evaluation criteria provided by Baidu, and Qunar does then not cause its hotel data to meet such criteria within a reasonable period. Baidu shall mark such Qunar Content as sourced from the Qunar Site.

(e) Baidu shall provide Qunar with Baidu’s “Brand Zone” service, which shall cause Qunar’s banner advertisement to be displayed in response to user searches for Qunar or any derivative or variant thereof on the Baidu Site.

Section 2.02. Traffic Undertaking. Baidu shall undertake that the product integration between Qunar and Baidu contemplated by Section 2.01(a) and Section 2.01(b) generates traffic from user searches for train tickets, airline tickets (or related information) and hotels using the Aladdin Platform to the Qunar Site. The parties hereto agree to negotiate in good faith and enter into one or more separate agreements with respect to the specific numbers of the daily page views that shall be generated in the relevant sectors by such product integration, which numbers may be adjusted from time to time, upon the mutual consent of the parties, based on the performance of Section 2.01(a) and Section 2.01(b) after the date hereof. In the event that such daily page view numbers (as may be adjusted) are not achieved, Baidu agrees to take actions to make up the traffic shortage in a timely manner without charge.

Section 2.03. New Travel Products. In the event Baidu makes available to users on the Baidu Site and Hao123 Site any new products or any new functions of existing products which utilize any travel-related online products and/or services (“New Travel Products”), Baidu shall by default use Qunar Content on a non-exclusive Preferred Supplier Basis for such New Travel Products, by notifying Qunar a reasonable time period in advance to develop appropriate Qunar Content for such use by Baidu; provided that Baidu’s obligations pursuant to this Section 2.03 shall not apply to the extent Baidu informs Qunar that such Qunar Content is not equal or best in class compared to other commercial providers of such data according to a quantifiable and reproducible evaluation criteria provided by Baidu, and Qunar does not then cause such Qunar Content to meet these criteria within a reasonable period. Baidu shall mark such Qunar Content as sourced from the Qunar Site.

ARTICLE 3

NON-COMPETITION

Section 3.01. Non-Competition. Subject to Section 3.02, from the date of this Agreement until the later of (i) the expiration of the Initial Term and (ii) the date on which Baidu and its controlled Affiliates hold less than 50% of the outstanding shares of share capital of Qunar (on a full-diluted basis) notwithstanding any earlier termination of any other provision of this Agreement pursuant to Section 5.01, Baidu shall not, and shall cause its controlled Affiliates not to, engage in any of the following businesses (collectively, the “Restricted Businesses”):

(a) English language version of this Section 3.01(a): collection, editing, marketing, provision or sale of product or service databases for airline tickets (or related information), cruises, car rental, train tickets, hotels and tourist attraction tickets, including detailed specifications for such product or service (e.g., flight number, departure time and price information for airline tickets, room type, vacancy status and room rate information for hotels) and provision of search, price comparison and vendor transaction functionality or services based on such databases; and for the avoidance of doubt, the parties agree and acknowledge that such business is the same as Qunar’s existing travel vertical search business;

(b) English language version of this Section 3.01(b): collection, editing, marketing, provision or sale of commercial package tour product or services databases, and any search, price comparison and transactions based on such databases; and for the avoidance of doubt, the parties agree and acknowledge that for purposes of this Section “package tour” means priced package tour products or services designed by professional travel companies or travel agencies, which shall not include regular users’ UGC attractions information, travel routes or strategies (these are the current “Baidu Travel” products);

(c) English language version of this Section 3.01(c): provision of group purchase/sales, agent sales, non-transparent pricing sales and other e-commerce travel products or services (including airline tickets (or related information), hotels, train tickets, and scenic attraction tickets);

In the event of any inconsistency between the English language version and the Chinese language version of any of Sections 3.01(a), 3.01(b) or 3.01(a), the Chinese language version shall prevail.

Section 3.02. Exclusions from Non-Competition. The obligations set forth in Section 3.01 shall not apply with respect to:

(a) Baidu’s existing core business of providing search, ranking, linking and advertising and similar products and services, including the provision of any such products or services which display links to or any content of any non-proprietary Restricted Business on the Baidu Site or the Hao123 Site;

(b) provision of group buying navigation, recommendation or media promotion on a non-proprietary basis;

(c) Baidu’s existing Baidu Travel product (http://travel.baidu.com/) and all related products in the form of User Generated Content (UGC) with respect to scenic attractions, tour routes, travel plans and similar content;

(d) at any time after the second anniversary of the date hereof, any direct or indirect acquisition (including pursuant to investment, merger or consolidation) of any interest in any Person which derived no less than 50% of its consolidated revenues during the most recently completed fiscal year (as determined based on US GAAP) from Package Tour Products (a “Package Tours Business Acquisition”) by Baidu or any of its controlled Affiliates; provided that (i) Baidu shall notify Qunar of its intention to make such Package Tours Business Acquisition at least 60 days prior to the closing of such acquisition, (ii) Qunar shall have the right to make such Package Tours Business Acquisition on its own behalf within such 60 day period and (iii) Qunar shall not have exercised such right to make such Package Tours Business Acquisition; and

(e) any direct or indirect acquisition (including pursuant to investment, merger or consolidation) of any Person by Baidu or any of its controlled Affiliates, or any direct or indirect acquisition (including pursuant to investment, merger or consolidation) of Baidu or any of its controlled Affiliates by any other Person; provided that, in each case, (i) no more than 50% of the consolidated revenues earned by such Person during the most recently completed fiscal year (as determined based on US GAAP) shall have been derived from Restricted Businesses and (ii) revenues derived from Restricted Business by such Person during the most recently completed fiscal year (as determined based on US GAAP) are less than RMB 20 million.

ARTICLE 4

OTHER COVENANTS

Section 4.01. Qunar’s License Grants. Subject to the terms and conditions of this Agreement, Qunar hereby grants to Baidu:

(a) a non-exclusive, royalty-free, fully paid, non-transferable (except as set forth in Section 9.04), non-sublicensable (except as set forth in Section 4.01(c)), worldwide license during the Initial Term to use, host, archive, reproduce, electronically distribute, publicly display and perform and make available the Qunar Content to users but only through the Baidu Site or the Hao123 Site; and

(b) a non-exclusive, royalty-free, fully paid, non-transferable (except as set forth in Section 9.04), non-sublicensable (except as set forth in Section 4.01(c)), worldwide license during the Initial Term to use, host, reproduce, electronically distribute, publicly display and perform, Qunar’s trademarks, trade names, service marks, service names, logos and/or other distinct brand elements (collectively, “Qunar Mark(s)”) but only on the Baidu Site and Hao123 Site; provided that Baidu shall comply with the reasonable requirements and restrictions on usage of the Qunar Mark(s) stipulated by Qunar from time to time.

(c) Because Baidu may use some of its controlled Affiliates to operate and/or host the Baidu Site, Baidu is entitled to extend the rights set forth in this Section 4.01 to such controlled Affiliates to the extent necessary for such controlled Affiliates to operate and/or host the Baidu Site on behalf of Baidu hereunder; provided that Baidu shall remain responsible for the acts and omissions of such Affiliates.

Section 4.02 Baidu’s License Grants. Subject to the terms and conditions of this Agreement, Baidu hereby grants to Qunar:

(a) a non-exclusive, royalty-free, fully paid, non-transferable (except as set forth in Section 9.04), non-sublicensable (except as set forth in Section 4.02(b)), worldwide license during the Initial Term to use, host, reproduce, electronically distribute, publicly display and perform, Baidu’s trademarks, trade names, service marks, service names, logos and/or other distinct brand elements (collectively, “Baidu Mark(s)”) but only on the Qunar Site; provided that Qunar shall comply with the reasonable requirements and restrictions on usage of the Baidu Mark(s) stipulated by Baidu from time to time.

(b) Because Qunar may use some of its controlled Affiliates to operate and/or host the Qunar Site, Qunar is entitled to extend the rights set forth in this Section 4.02 to such controlled Affiliates to the extent necessary for such controlled Affiliates to operate and/or host the Qunar Site on behalf of Qunar hereunder; provided that Qunar shall remain responsible for the acts and omissions of such Affiliates.

Section 4.03. Ownership of IP. As between the parties, Baidu acknowledges and agrees that, subject to the licenses granted herein, Qunar owns all Intellectual Property Rights related to or arising out of the Qunar Content, the Qunar Marks and the Qunar Site (excluding any content contributed by Baidu) (collectively, “Qunar Property”). Except as expressly provided herein, Qunar shall retain all right, title and interest in the Qunar Property and no rights in, title to or ownership of the Qunar Property, or any part thereof, is transferred to Baidu. As between the parties, Qunar acknowledges and agrees that Baidu owns all Intellectual Property Rights related to or arising out of Baidu’s trademarks, trade names, service marks, service names, logos and/or other distinct brand elements and the Baidu Site (excluding any Qunar Content) (collectively, “Baidu Property”). Baidu shall retain all right, title and interest in the Baidu Property and no rights in, title to or ownership of the Baidu Property, or any part thereof, is transferred to Qunar.

Section 4.04. Warranties; Disclaimer.

(a) Qunar represents and warrants that (i) it is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and it has the right, power, and authority to enter into and perform this Agreement, (ii) Qunar owns or has sufficient rights to the Qunar Marks and the Qunar Content to grant the licenses granted to Baidu herein, and (iii) the Qunar Marks and, to its knowledge as of the date hereof, the Qunar Content do not and shall not infringe, violate or misappropriate any Intellectual Property Rights of any third party. EXCEPT AS SET FORTH HEREIN, QUNAR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND QUNAR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF ACCURACY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) Baidu represents and warrants that it is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and it has the right, power, and authority to enter into and perform this Agreement. EXCEPT AS SET FORTH HEREIN, BAIDU MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BAIDU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF ACCURACY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 4.05. Editorial Control. Baidu shall have the right to review and approve all Qunar Content, prior to the display of such Qunar Content on the Baidu Site. Baidu shall retain complete creative, editorial and business control of the Baidu Site, and Baidu reserves the right to edit, redesign or modify the organization, structure, look and feel, navigation and other elements of the Baidu Site. In addition, Baidu shall have the exclusive, unqualified right to sell all advertising and otherwise conduct business on the Baidu Site and to retain all revenues derived from such advertising or other business. In the event that there are any claims, demands or allegations that any item of Qunar Content infringes upon or violates any third party’s Intellectual Property Rights or any laws, regulations or requirements of any Governmental or Regulatory Authority, Baidu may, within its discretion, remove such (and only such) item of Qunar Content from the Baidu Site and may require Qunar to remove such infringing or violating item from the Qunar Content or the Qunar Site, as applicable.

Section 4.06. User Data. As between the parties, Baidu will own all Baidu User Data and Qunar shall not, by itself or through third parties acting on its behalf, collect, store, copy, disclose, aggregate, analyze, anonymize, monitor, transfer, cache, or make any other use of any Baidu User Data. As between the parties, Qunar will own all Qunar User Data and Baidu shall not, by itself or through third parties acting on its behalf, collect, store, copy disclose, aggregate, analyze, anonymize, monitor, transfer, cache, or make any other use of any Qunar User Data.

Section 4.07. Compliance with Laws. Each party shall, and shall cause its controlled Affiliates to, comply with all laws, regulations and requirements of any Governmental or Regulatory Authority in the PRC in connection with the performance of this Agreement.

Section 4.08. Initial Public Offering. The parties hereto agree to negotiate in good faith with respect to any changes to this Agreement which they mutually agree would be appropriate in connection with the consummation of any initial public offering of Qunar’s shares of share capital.

ARTICLE 5

TERM AND TERMINATION

Section 5.01. Term. This Agreement, including the rights and obligations arising under Article 2, shall terminate upon the expiration of the Initial Term; provided, however that notwithstanding such termination or expiration, Baidu’s obligations under Article 3 shall survive until the later of (i) the expiration of the Initial Term and (ii) the date on which Baidu and its controlled Affiliates hold less than 50% of the outstanding shares of share capital of Qunar (on a full-diluted basis). Upon the expiration of the Initial Term, if Baidu and its controlled Affiliates still hold more than 50% of the outstanding shares of the share capital of Qunar (on a full-diluted basis), the parties agree to negotiate in good faith with each other with respect to the renewal of this Agreement.

Section 5.02. Termination. Either party may terminate this Agreement upon written notice upon the occurrence of any of the following events: (i) any voluntary or involuntary filing in bankruptcy, reorganization or receivership or under similar laws for the protection of creditors, by or directed against the other party; (ii) any assignment by for the benefit of the other party’s creditors; (iii) any liquidation or dissolution of the other party or such other party ceases to do business in the normal course; or (iv) any law, regulation or requirement of any Governmental or Regulatory Authority in the PRC which requires the termination of this Agreement.

Section 5.03. Effect of Termination. Upon termination of this Agreement, (i) all rights, licenses and permissions granted hereunder will terminate immediately, and (ii) the parties shall work in good faith to end their business cooperation, handle all post termination issues to minimize disruption to services provided to users and to fairly reflect any remaining rights and obligations of the parties hereunder. Sections 4.03, 4.04, 4.05 (excluding the last sentence), 4.06, 5.01 (solely with respect to such provisions thereof which are expressly contemplated to survive the Initial Term), 5.03 and 6.01, Articles 8 and 9 shall survive the termination or expiration of this Agreement in accordance with their respective terms.

ARTICLE 6

CONFIDENTIALITY

Section 6.01. Confidential Information. All of the terms and conditions (other than the existence hereof) of this Agreement and the Confidential Information of the other party shall be kept confidential by the parties hereto and shall not be disclosed by either party to any third party, except (i) as may be required by law, regulation or requirement of any Governmental or Regulatory Authority, (ii) to a party’s accountant, auditors, consultants and legal counsel who shall be bound to the confidentiality obligations of this provision, and (iii) to an Affiliate, subject to such Affiliate agreeing to maintain the confidentiality of such terms and conditions. Each party agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of the information protected under this provision and further agrees not to use such information for its own, or any third party’s benefit. For the purposes of this Agreement, “Confidential Information” means any information or material shared or disclosed by either party to the other party in connection with this Agreement, in tangible or intangible form that: (i) is confidential and proprietary to the disclosing party, which derives economic value from not being generally known and is the subject of reasonable efforts by the disclosing party to maintain its secrecy; or (ii) the disclosing party obtains from any third party which the disclosing party treats as proprietary whether or not owned by the disclosing party. The provisions of this Agreement shall not apply to, and the Confidential Information shall exclude, information (a) generally available to the public other than as a result of improper disclosure by the receiving party, (b) obtained by the receiving party from a third party under no obligation of confidentiality, (c) independently developed by the receiving party without any use of the Confidential Information, (d) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (e) approved in writing by the disclosing party for disclosure. The confidentiality obligations set forth in this Section shall continue indefinitely for so long as the Confidential Information is a trade secret under applicable law and shall continue for five (5) years following termination or expiration of this Agreement with respect to Confidential Information that does not rise to the level of a trade secret. All Confidential Information of each party as the disclosing party shall remain the property of such party and no license or other rights to such party’s confidential information is granted or implied hereby.

ARTICLE 7

FORCE MAJEURE

Section 7.01. Force Majeure. In the event and to the extent that either party is prevented from fulfilling its duties hereunder (other than an obligation with respect to payment of money), by reason of an act of God, strike, riot, labor dispute, national disaster, order or decree of any governmental agency or tribunal, or any other reason beyond the reasonable control of Baidu or Qunar, as the case may be (a “Force Majeure Event”), the performance of such obligation shall be suspended during the period of prevention occasioned by the existence of such condition. If any such Force Majeure Event as described herein shall continue for a period of sixty (60) consecutive days during the Initial Term, either party shall have the right thereupon to terminate this Agreement immediately upon written notice to the other party.

ARTICLE 8

INDEMNITY

Section 8.01. Indemnity. Any party that breaches its obligations hereunder (including without limitation the failure to ensure its controlled Affiliates to comply with this Agreement) shall be liable to compensate the other relevant party(ies) for losses and damages incurred as a result.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Baidu, to:

Baidu, Inc.

c/o Hesong Tang

No. 10 Shandi 10th Street

Haidian District

Facsimile: +86-10-5992002

E-mail: tanghesong@baidu.com

if to Qunar, to:

Qunar Cayman Islands Limited

Room 1602-1606, Tower B, China Electric Plaza

No. 3 Danling Street, Haidian District, Beijing, 100080, PRC

Facsimile: +86-10-57603001

E-mail: ir@qunar.com

or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9.02. Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable (an “excised item”), the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, such excised item shall be enforced to the maximum extent permitted under applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

Section 9.03. Modification; Amendment. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented unless pursuant to an instrument in writing signed by the party against whom enforcement is sought.

Section 9.04. Assignment. Neither party may assign or delegate this Agreement, or any of the rights or obligations hereunder, in whole or in part, nor voluntarily or by operation of law, without the prior written consent of the other party, except that either party may assign this Agreement to a controlled Affiliate or a purchaser of all or substantially all of its assets or a majority control of its stock without obtaining the consent of the other. Any attempted assignment in violation of this paragraph shall be null and void.

Section 9.05. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR DIMINUTION IN VALUE, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IN THE EVENT SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

Section 9.06. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and undertakings among the parties with respect to such matters.

Section 9.07. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that execution of this Agreement by facsimile transmission or e-mail of signatures in portable document format shall be legally valid and binding.

Section 9.08. Governing Law; Arbitration.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, without giving effect to principles of conflicts of law.

(b) The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party that is a company shall nominate one authorized officer as its representative. The parties or their representatives, as the case may be, shall, within 30 days of a written request by either party to call such a meeting, meet in person and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within 30 days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon in the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with Section 9.08(c). This procedure shall be a prerequisite before taking any additional action hereunder.

(c) In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 9.08(b), such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 9.08(c), subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules; and (ii) the language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Notwithstanding anything to the contrary, either party may seek injunctive or other forms of equitable relief at any time from any court of competent jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Business Cooperation Agreement as of the day and year first above written.

BAIDU, INC.

By:	/s/ Robin Li
Name:	Robin Li
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Business Cooperation Agreement as of the day and year first above written.

QUNAR CAYMAN ISLANDS LIMITED

By:	/s/ Frederick Michael Demopoulos
Name:	Frederick Michael Demopoulos
Title:	CEO

AMENDMENT TO BUSINESS COOPERATION AGREEMENT

THIS AMENDMENT TO BUSINESS COOPERATION AGREEMENT (this “Amendment”) is made on June 27, 2013

BETWEEN	Baidu Holdings Limited, a British Virgin Islands company (“Baidu”).

AND	Qunar Cayman Islands Limited, a Cayman Islands exempted company (“Qunar”)

RECITALS

WHEREAS, Qunar and Baidu are parties to a Business Cooperation Agreement dated as of June 24, 2011 (the “Business Cooperation Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Business Cooperation Agreement as follows:

1	Replacement of the first paragraph of existing Section 3.01 with:

Subject to Section 3.02, from the date of this Agreement until the later of (i) the expiration of the Initial Term and (ii) the date on which Baidu and its controlled Affiliates hold less than 50% of the voting power attaching to the outstanding shares of Qunar (on a fully-diluted basis) notwithstanding any earlier termination of any other provision of this Agreement pursuant to Section 5.01, Baidu shall not, and shall cause its controlled Affiliates not to, engage in any of the following businesses (collectively, the “Restricted Businesses”):

2	Replacement of the existing Section 5.01 in its entirety with:

Section 5.01. Term. This Agreement, including the rights and obligations arising under Article 2, shall terminate upon the expiration of the Initial Term; provided, however that notwithstanding such termination or expiration, Baidu’s obligations under Article 3 shall survive until the later of (i) the expiration of the Initial Term and (ii) the date on which Baidu and its controlled Affiliates hold less than 50% of the voting power attaching to the outstanding shares of Qunar (on a fully-diluted basis). Upon the expiration of the Initial Term, if Baidu and its controlled Affiliates still hold more than 50% of the voting power attaching to the outstanding shares of Qunar (on a fully-diluted basis), the parties agree to negotiate in good faith with each other with respect to the renewal of this Agreement.

3	No Further Amendments

Other than the revisions set out above, the Parties agree that the provisions of the Business Cooperation Agreement shall remain unchanged.

4	Effectiveness, Integrity

The Parties agree that the Business Cooperation Agreement and this Amendment shall be deemed to be valid, binding and enforceable from June 27, 2013. This Amendment will form an integral part of the Business Cooperation Agreement. Matters that are not provided for in this Amendment shall be subject to the provisions of the Business Cooperation Agreement. In the event of conflict between this Amendment and the Control Documents, this Amendment shall prevail.

5	Definitions

Unless otherwise stated hereof, defined terms herein shall have the same meanings as in the Business Cooperation Agreement.

6	Counterparties

This amendment may be executed in two or more counterparts, including counterparts delivered by facsimile transmission or in scanned format through email, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives (as the case may be) as of the date first indicated above.

BAIDU HOLDINGS LIMITED

By:
Name:
Title:

QUNAR CAYMAN ISLANDS LIMITED

By:
Name:
Title: